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Roche Makes Initial Payment of $2 Million to Retain Option
to License Memory Pharmaceuticals’ MEM 3454

Montvale, NJ – May 3, 2005 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that it has received a $2.0 million milestone payment from Roche related to the companies’ Nicotinic Alpha-7 Collaboration, a 2003 strategic alliance focused on the development of nicotinic alpha-7 receptor agonists for the treatment of neurological and psychiatric disorders. Roche elected to make this first milestone payment in order to maintain its option to obtain an exclusive license for MEM 3454, Memory Pharmaceuticals’ lead drug candidate in the Nicotinic Alpha-7 Agonist program. The payment was triggered by Memory Pharmaceuticals’ preclinical work on MEM 3454, which satisfied a set of criteria that was pre-defined by Roche, and the initiation of a Phase I clinical trial for MEM 3454 in February 2005 under Memory Pharmaceuticals’ leadership.

“We are pleased that Roche recognizes the potential that MEM 3454 has to address serious central nervous system disorders,” said Tony Scullion, President and Chief Executive Officer, Memory Pharmaceuticals. “Roche’s continued commitment to the Nicotinic Alpha-7 Agonist program provides further validation for this target and speaks to our central nervous system (CNS) drug discovery and development capabilities.”

Memory Pharmaceuticals has entered into two separate collaborations with Roche, one for the development of Memory Pharmaceuticals’ PDE4 inhibitors, and the other for the development of Memory Pharmaceuticals’ nicotinic alpha-7 agonists. The Nicotinic Alpha-7 Collaboration currently includes two named development candidates, MEM 3454 and MEM 63908.

“The nicotinic alpha-7 receptor target represents a novel approach to the treatment of CNS disorders, and we are pleased by the rapid progress of MEM 3454,” said Peter Hug, Roche’s Global Head of Pharma Partnering. “Our relationship with Memory Pharmaceuticals has been a productive one and allows us to leverage their strengths in CNS drug discovery and development.”

Under the terms of the Nicotinic Alpha-7 Collaboration, Memory Pharmaceuticals leads the development of its nicotinic alpha-7 agonist compounds, including MEM 3454 and MEM 63908, through Phase IIa. Roche has the right to obtain an exclusive license for each Memory Pharmaceuticals’ nicotinic alpha-7 agonist compound following the completion of Phase IIa clinical trials for that compound. Roche maintains this right through the development process by making three payments to Memory Pharmaceuticals upon its achievement of certain pre-established development milestones.

Memory Pharmaceuticals commenced dosing of MEM 3454 in healthy volunteers in February 2005. The Phase I study is being conducted in Toronto, Canada, under a Clinical Trial Application filed with Health Canada. The study is a single center, double-blind, placebo-controlled clinical study to evaluate the safety, tolerability and pharmacokinetics of single ascending doses of MEM 3454.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression, vascular dementia, Mild Cognitive Impairment, and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of the Company’s drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize the Company’s drug candidates; the Company’s dependence on its collaborations with Roche and its license relationship with Bayer; the Company’s ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the Company’s collaborations; obtaining additional financing to support the Company’s R&D and clinical activities and operations; the Company’s dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to the Company. These and other risks are described in greater detail in the Company’s filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The Company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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